Exhibit A-7

                              PARTNERSHIP AGREEMENT

                            Dated as of July 1, 1990

                                    NORVARCO

                                (General Partner)

                              BANGOR VAR CO., INC.

                                (General Partner)

                                    Creating

                             CHESTER SVC PARTNERSHIP

                          (a Maine General Partnership)


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                                TABLE OF CONTENTS

                                                                            Page

section 1.  Formation and Name.................................................3
section 2.  Definitions........................................................3
section 3.  Conditions to Effectiveness........................................6
section 4.  The Partnership; Purposes; Approval of
            Principal Agreements; Best Efforts.................................6
   4.1   Formation of the Partnership..........................................6
   4.2   Purposes..............................................................6
   4.3   Approval of Principal Agreements......................................6
   4.4   Best Efforts..........................................................7
section 5.  The SVC Facility, SVC Project and
            Construction Budget and Schedule...................................7
   5.1   Description...........................................................7
   5.2   Construction Budget and Schedule......................................8
   5.3   Purchase of SVC Work in Progress......................................8
section 6.  Currency of Payment................................................9
section 7.  Books and Inspection...............................................9
section 8.  Management of the Partnership; Owners' Committee..................11
   8.1   Owners' Committee....................................................11
   8.2   Meetings of Owners' Committee........................................11
   8.3   Delegation of Administrative Authority...............................12
section 9.  Initial Resolution of the Owners' Committee.......................12
section 10. Actions Requiring Unanimous Approval of Owners' Committee.........13
section 11. Reimbursement for Services Provided
            by a Partner, Parent or Affiliate.................................14
section 12. Capital Accounts, Etc.............................................15
   12.1     Capital Accounts..................................................15
   12.2     Definition of Profits and Losses..................................16
section 13. Allocations.......................................................16
section 14. Distributions.....................................................16
section 15. Transfer of Partnership Interests.................................17
   15.1     No Transfer.......................................................17
   15.2     Reorganizations...................................................17
   15.3     Right of First Refusal............................................17
   15.4     Further Requirements..............................................19
   15.5     Distributions and Allocations in Respect to Transferred Interests.20
section 16. Term of Partnership; Dissolution..................................21
   16.1     Term..............................................................21
   16.2     Dissolution.......................................................22
   16.3     Remedies Upon Default.............................................25
section 17. Winding Up of Partnership.........................................26
section 18. Nature of Relationship............................................27
section 19. Insurance and Indemnification ....................................27
section 20. Arbitration.......................................................29
   20.1     General...........................................................29
   20.2     Procedure.........................................................29
   20.3     Costs.............................................................30
   20.4     Enforcement.......................................................30
section 21. Governing Law.....................................................30
section 22. Communications....................................................30
section 23. Benefits; Assignment..............................................31
section 24. All Prior Agreements Superseded...................................32
section 25. Section Headings Not to Affect Meaning............................32
section 26. Severability of Provisions........................................32
section 27. Counterparts......................................................32
section 28. Amendments........................................................32
section 29. Proprietary Information...........................................33

Exhibit A  Construction Budget - Chester Facilities of Partnership
Exhibit B  Unanimous Resolution of Owners' Committee
Exhibit C  Description of Off-Site Facilities
Exhibit D  Cost of SVC Facilities, Transmission Work and Off-Site Facilities

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                              PARTNERSHIP AGREEMENT

     PARTNERSHIP AGREEMENT, dated as of July 1, 1990, between NORVARCO, a Maine corporation ("NORVARCO"), and BANGOR VAR CO., INC., a Maine corporation ("Bangor").


                              W I T N E S S E T H:

     WHEREAS, NORVARCO and Bangor desire to form a general partnership (the "Partnership") under the laws of the State of Maine to design, license, construct, finance, manage, maintain, own and operate a static var compensator facility (as more fully described in Section 5.1, the "SVC Facility"), to provide the necessary transmission system reinforcements to support the Hydro-Quebec HVDC Phase II ("Phase II") transmission line expansion currently under construction for New England Hydro-Transmission Corporation ("New England Hydro"); and

     WHEREAS, the SVC Facility is to be constructed, among other reasons, for the purpose of allowing the Phase II facilities to operate at their maximum capability while Maine Electric Power Company, Inc. ("MEPCo") continues to maintain its full operating capability on the MEPCo 345 kv line from New Brunswick, Canada; and

     WHEREAS, pursuant to the "Phase II Maine Electric Power SVC Facilities Support Agreement," which became effective on October 1, 1988, as amended by Amendment No. 1 dated as of January 1, 1990 (the "SVC Support Agreement"), MEPCo has agreed to design, construct, operate and maintain the SVC Facility for New England Hydro, acting in its capacity as constructor of the New Hampshire portion of the Phase II facilities; and

     WHEREAS, MEPCo has agreed, pursuant to and to the extent set forth in the Assignment and Purchase and Sale Agreement dated as of July 1, 1990 (the
"Assignment Agreement"), to assign and delegate to the Partnership all of MEPCo's rights and obligations under the SVC Support Agreement and to transfer the SVC Facility to the Partnership; and

     WHEREAS, the corporate Parents of the Partners are also two of the principal shareholders of MEPCo; and

     WHEREAS, New England Hydro has agreed to pay, via a monthly support payment, the total supported costs of services related to the SVC Facility (such support payments being designed to equal the monthly fixed costs plus the monthly operating costs of the SVC Facility); and

     WHEREAS,   pursuant  to  the  Principal   Agreements   (as  defined  below)
substantially all foreseeable business decisions relating to the operation of the SVC Facility and the business of the Partnership have been established; and

     WHEREAS, the parties believe that a partnership is the most desirable form of entity to carry out the SVC Project (as defined below); and

     WHEREAS, this Agreement and the transactions contemplated hereby have been approved by the Boards of Directors of NORVARCO and Bangor; and

     WHEREAS, the Partners intend to develop a financing plan, in connection with structuring and obtaining financing for the SVC Facility; and

     WHEREAS, the parties believe that the formation of the Partnership pursuant to this Agreement is in their respective best interests and in the best interests of carrying out the SVC Project;

     NOW, THEREFORE, the parties hereto, acknowledging mutual consideration and intending to be legally bound hereby, do hereby agree as follows:

     SECTION 1. Formation and Name.

     NORVARCO and Bangor hereby form and establish a general partnership under the Maine Uniform Partnership Act (Title 31,ss.5281-323) to be conducted under the terms and provisions set forth in this Agreement, provided that Section 298 of said Act shall be superseded in its entirety by this Agreement. The name of the Partnership shall be "Chester SVC Partnership". NORVARCO and Bangor shall promptly prepare and file such certificates, notices and other documents and shall take all such other action as may be required under Maine law to establish and/or register such Partnership and the name thereof.

     SECTION 2. Definitions.

     For the purposes of this Agreement, unless otherwise expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

     "ABB" shall mean ABB Power Transmission, Inc., a Delaware corporation.

     "Affiliate" of any Person shall mean any other Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Because neither Partner controls the affairs of the Partnership, the Partnership is not an Affiliate of either Partner, nor of the Affiliates of the Partners.

     "Assignment of Construction Contract" shall mean the Assignment, Amendment and Consent to Assignment of that name dated as of November 22, 1989, as amended by Amendment to Assignment dated as of March 15, 1990 among the Partnership, MEPCo, New England Hydro and ABB Power Transmission, Inc.

     "Basic Operating Agreement" shall mean the agreement of that name dated as of July 1, 1990 between the Partnership and MEPCo.

     "Business  Day" shall mean any date other than (a) a Saturday or Sunday and
(b) a day on which state or national banking institutions are authorized or obligated by law or executive order to remain closed in the State of Maine.

     "Construction Contract" shall mean that certain Agreement between ABB and MEPCo, dated as of November 21, 1988, as amended.

     "Ground Lease" shall mean the agreement of that name dated as of July 1, 1990 between the Partnership and MEPCo.

     "Parent" shall mean, with respect to a Partner, an entity that owns, directly or indirectly, either more than 50% of the outstanding voting stock of a Partner or more than 50% of the value of the outstanding stock of all classes of such Partner.

     "Partners" shall mean each of NORVARCO and [B-H Sub].

     "Person" shall mean any individual, partnership, corporation, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other entity.

     "Principal Agreements" shall mean this Agreement, the Ground Lease, the Basic Operating Agreement, the SVC Support Agreement, the Assignment of Construction Contract and the Assignment Agreement.

     "Prudent Utility Practice" shall at any particular time mean any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with licensing and regulatory considerations, applicable law, environmental considerations, reliability, safety and expeditiousness. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a reasonable cost consistent with licensing and regulatory considerations, applicable law, environmental considerations, reliability, safety and expeditiousness.

     "SVC' shall mean static var compensator.

     "SVC Project" shall have the meaning set forth in Section 5.1.

     References in this Agreement to sections, paragraphs and clauses are to sections, paragraphs and clauses in this Agreement unless otherwise indicated.

     SECTION 3. Conditions to Effectiveness. This Agreement shall be effective (the "Effective Date") upon execution hereof by the Partners; provided, that, on such date the SVC Support Agreement is in full force and effect.

     SECTION 4. The Partnership; Purposes; Approval of Principal Agreements; Best Efforts.

     4.1 Formation of the Partnership. NORVARCO and Bangor have formed and established the Partnership under the laws of the State of Maine. All real and personal property owned by the Partnership shall be held in its name, and not in the names of the Partners, and no Partner shall have any individual ownership in such property except for its rights as a Partner in the Partnership. The principal place of business of the Partnership shall be Edison Drive, Augusta, Maine.

     4.2 Purposes. The purpose of the Partnership is limited to the SVC Project.

     4.3 Approval of Principal Agreements. The Principal Agreements are hereby acknowledged by the Partners to be fair to the Partnership, and are hereby approved by the Partnership and by the Partners.

     4.4 Best Efforts. Each of the Partners agrees to take all reasonably necessary and desirable actions, and to exercise its reasonable best efforts, to accomplish the SVC Project.

     SECTION 5. The SVC Facility, SVC Project and Construction Budget and Schedule.

     5.1 Description. The SVC Facility shall consist of the following:

          (a) a  substation  which  shall  house  equipment  such as 345 kv line disconnect switches, a 345 kv circuit breaker, 345/18 kv stepdown transformers, a microwave tower, antenna, capacitor banks, cooling systems, metal control house and other equipment all as further described in the Construction Contract; and

          (b) all property (real, personal and mixed, tangible and intangible) related to the SVC Facility, acquired or created by the Partnership.

     The SVC Project shall mean the activities contemplated by the terms and conditions of this Agreement, the SVC Support Agreement and the Basic Operating Agreement in connection with designing, licensing, constructing, financing, managing, maintaining, owning and operating the SVC Facility, including, but not limited to, the following:

          (a) the  selection  and  training  of the  staff  to  operate  the SVC
     Facility:

          (b) the selection and procurement of all materials and supplies necessary to construct the SVC Facility and to commence and maintain commercial operation thereof;

          (c) the operation and maintenance of the SVC Facility;

          (d) all matters incidental to the foregoing which, consistent with Prudent Utility Practice, should be done to prepare and maintain the SVC Facility for commercial operation on a continuous basis; and

          (e) any activities ancillary and reasonably related to the foregoing.

     5.2 Construction Budget and Schedule. The Partners have agreed to the Construction Budget and Schedule for the SVC Facility attached as Exhibit A hereto.

     5.3 Purchase of SVC Work in Progress. ABB has substantially completed construction of the SVC Facility pursuant to the Construction Contract. In addition, MEPCo has substantially completed certain transmission facilities and interconnection facilities in MEPCo's 345 kv right of way adjacent to the SVC Facility, consisting of two new transmission towers and lines connecting the 345 kv line to the SVC (the "Transmission Work"). MEPCo owns the work in progress under the Construction Contract, the Transmission Work and certain other off-site facilities being constructed by MEPCo relating to SVC Facility microwave communication and control and other off site facilities, as described in Exhibit C attached hereto (the "Off Site Facilities"). The Partners hereby agree that the Partnership shall purchase such work in progress under the
Construction Contract and the Transmission Work, but not the Off Site Facilities, from MEPCo in consideration of assumption of MEPCo's obligations to reimburse New England Hydro under the SVC Support Agreement for costs of the SVC Facility, and the Transmission Work, all as more fully set forth in Exhibit D. In consideration of the Partnership's assumption of the obligation to reimburse New England Hydro for costs of the Off Site Facilities, MEPCO shall, pursuant to the Basic Operating Agreement, assume and agree to pay the Partnership any amounts that the Partnership must pay to New England Hydro with respect to advances to fund construction of the Off Site Facilities. All such reimbursements (MEPCO to the Partnership and the Partnership to New England Hydro) shall be simultaneous at closing of financing for the SVC Facilities.

     SECTION 6. Currency of Payment. All amounts required to be paid or contributed to the Partnership under this Agreement shall be payable in U.S. dollars. Such payments or contributions shall be made by wire transfer to a bank account designated by the Owners' Committee of the Partnership, or in such other manner as is satisfactory to the Owners' Committee of the Partnership.

     SECTION 7. Books and Inspection. The Partnership shall maintain at its principal place of business accurate and complete books and records, on the accrual basis, in accordance with generally accepted accounting principles consistently applied, showing all costs, expenditures, sales, receipts, assets and liabilities, and profits and losses, and all other records necessary, convenient or incidental to recording the Partnership's business and affairs.

     Each Partner or its designated representatives shall have the right of inspection and verification of, and, for such purpose, shall at all reasonable times have free access to, the books, accounts, records and all other supporting records and documents of the Partnership for any year, or shorter accounting period in such year, at any time within the twenty-four (24) month period following the end of such year; provided, however, that the Partnership shall not be required to make any adjustments, as to any Partner, unless and to the extent that such Partner took written exception to the books and accounts and made a claim upon the Partnership for any discrepancies disclosed by said audit within such twenty-four (24) month period. The expenses of all such audits conducted at the request of a Partner shall be borne solely by the Partner requesting the audit.

     The books, records and other documents of the Partnership shall be audited at least annually by a nationally recognized firm of independent public accountants selected by the Partners.

     7.1 Records. As promptly as practicable and not later than one hundred and twenty (120) days after the end of each fiscal year of the Partnership, the Partnership shall furnish to each of the Partners an annual report which shall include the Partnership's audited comparative statements of income, statement of cash flows, balance sheets and statements of partnership equity for, and as of the end of, the fiscal year then ended and any additional financial information that any Partner may reasonably require. The Partnership shall make available to each Partner, as they become available, regular reports and other relevant information with respect to the cost of the SVC Project, the progress of construction and all items affecting payments or contributions to be made by the Partners or which such Partner may reasonably require.

     Promptly after the end of each quarter of the Partnership's fiscal year, the Partnership shall cause to be prepared a balance sheet showing the Partnership's assets and liabilities as of the close of such quarter and a statement of income and a statement of cash flows showing the results of its operations for such quarter.

     SECTION 8. Management of the Partnership; Owners' Committee.

     8.1 Owners' Committee. The business of the Partnership shall be managed by the Partners. The Partners shall act through an Owners' Committee consisting of one (1) representative of each Partner, designated, from time to time, by each Partner by resolutions of its respective board of directors. A Partner may designate, from time to time, one or more alternates to serve as a member of the Owners' Committee in the event of the absence or unavailability of the initial designee of a Partner. Any member of the Owners' Committee may call a meeting of said Committee.

     8.2 Meetings of Owners' Committee. Regular meetings of the Owners' Committee shall be held at least semi-annually, at such time and at such place as the Owners' Committee shall determine, upon at least fourteen (14) days' telephonic notice to all members. Special meetings of the Owners' Committee shall be held on the call of any member at such time and at such place as the Owners' Committee shall determine, upon at least seven (7) days' telephonic notice to all members. Members may vote in person or by proxy. The Owners' Committee may act without a meeting if the action taken is unanimously approved in writing. The Owners' Committee may meet by telephone. The presence or telephonic attendance of members of the Owners' Committee representing interests in excess of 50% of the outstanding interests in the Partnership shall be required to constitute a quorum, and, unless otherwise specified in this Agreement, all actions of the Owners' Committee shall be taken by majority vote.

     8.3 Delegation of Administrative Authority. The Owners' Committee may, by majority vote, delegate to one of the Partners authority to carry out certain administrative functions of the business of the Partnership for a time period specified in a resolution of the Owners' Committee, and such resolution shall remain in full force and effect for the time period specified therein unless earlier revoked by a majority vote of the Owners' Committee.

     SECTION 9. Initial Resolution of the Owners' Committee.

     The Partners agree that they shall cause the Owners' Committee to adopt the Initial Resolution attached hereto as Exhibit B on the Effective Date of this Agreement.

     SECTION 10. Actions Requiring Unanimous Approval of Owners' Committee. Each of the following actions shall require the unanimous approval of the Owners'
Committee:

          (a) Authorizing the borrowing of money, including obtaining the initial long-term financing for the SVC Facility;

          (b) Authorizing the Partnership to engage in any business other than that referred to in Section 4.2 hereof;

          (c) Authorizing the sale or disposition of any asset of the Partnership that would materially impair or change the business of the Partnership as contemplated by this Agreement;

          (d) Authorizing contracts and transactions between the Partnership and any Partners, Parents and Affiliates of Partners, (other than as contemplated in the Principal Agreements) including renewals of the Basic Operating Agreement;

          (e) Authorizing any amendments to the Principal Agreements;

          (f) Authorizing the Partnership to make or incur capital expenditures in any fiscal year in excess of $100,000;

          (g) Authorizing the Partnership to guaranty the indebtedness of any Person;

          (h) Authorizing the Partnership to enter into any security agreement or mortgage encumbering assets of the Partnership;

          (i) Approving an annual budget for the Partnership;

          (j) Selecting or varying depreciation or accounting methods, or making other decisions with respect to the treatment of various transactions for state and/or federal income tax purposes, or other financial purposes not otherwise specifically provided for herein, except with respect to matters that under state and/or federal tax law are to be determined by the election of partners rather than determined uniformly at the partnership level for all partners; and

          (k) Releasing any news release, interview or other publicity or written document to any newspaper, radio, television, magazine or other segment of the media, except as may be required of any Partner in order to comply with state or federal securities laws or regulations or the rules and regulations of any securities exchanges or other markets with respect to any publicly traded securities of any Partner or Affiliate of a Partner. If a Partner determines that such a release or public disclosure does not require unanimous approval of the Owners' Committee by reason of this subsection, such Partner shall inform the other Partner of the nature and content of such release or public disclosure three (3) working days in advance of such release or public disclosure.

     SECTION 11. Reimbursement for Services Provided by a Partner, Parent or Affiliate. Except as otherwise provided in the Basic Operating Agreement, any employee of a Partner or any employee of its Parent or Affiliate who at the request of the Owners' Committee, or its delegate under Section 8.3, provides services to the Partnership shall be paid by the Partner, Parent or Affiliate by which such employee is employed. The Partnership shall reimburse such Partner, Parent or Affiliate for the cost of such employee's services (inclusive of direct and indirect costs, properly allocable overhead, and the cost of any equipment or supplies).

     SECTION 12. Capital Accounts, Etc.

     12.1  Capital  Accounts.  There  shall be  established  for each  Partner a
Capital Account. The Partners Capital Accounts shall be determined and maintained in accordance with the capital account maintenance rules of Treasury Regulation ss.1.704-1(b)(2)(iv), which are incorporated herein by reference, and in general shall be increased by (i) the amount of money contributed by such Partner, (ii) the fair market value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to), (iii) the amount of Profits allocated to such Partner, and (iv) the amount of any Partnership liabilities assumed by such Partner, and in general shall be decreased by (i) the amount of money distributed to such Partner, (ii) the fair market value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to), (iii) the amount of Losses allocated to such Partner, and (iv) the amount of any liabilities of such Partner assumed by the Partnership.

     12.2 Definition of Profits and Losses For purposes of allocating Profits and Losses to Capital Accounts, "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period for federal income tax purposes, as modified by the capital account maintenance rules of Treasury Regulation ss.1.704-1(b)(2)(iv).

     This Section 12.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation ss.1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation. section 13. Allocations. For purposes of maintaining Capital Accounts, Profits and Losses shall be allocated as follows:

                           NORVARCO                  50%
                           Bangor                    50%

For federal income tax purposes, all items of income, gain, loss, deduction and credit shall be allocated as follows:

                           NORVARCO                  50%
                           Bangor                    50%

     SECTION 13. Allocations. For purposes of maintaining Capital Accounts, Profits and Losses shall be allocated as follows:

                           NORVARCO                  50%
                           Bangor                    50%

For federal income tax purposes, all items of income, gain, loss, deduction and credit shall be allocated as follows:

                           NORVARCO                  50%
                           Bangor                    50%

     SECTION 14. Distributions. The amount of cash available for distribution to the Partners shall be determined at the end of each year by the Partners. All amounts distributed to the Partners shall be distributed 50% to NORVARCO and 50% to Bangor. The Partners agree that to the extent available, the Partnership shall at least make equitable and timely quarterly distributions, in equal amounts to each Partner, to allow each Partner to pay such Partner's estimated income tax liability (federal and state) resulting from such Partner's allocable share of Partnership income.

     SECTION 15. Transfer of Partnership Interests.

     15.1 No Transfer. Except as authorized in this Section 15, no Partner shall sell, transfer, assign or otherwise dispose of, or mortgage, pledge, hypothecate, create a security interest in, or otherwise encumber, or permit or suffer any encumbrance of (collectively, a "Transfer"), all or any part of its Interest in the Partnership (hereinafter referred to as a "Partnership Interest"), unless approved in writing by the other Partner, and any attempt to do so without such approval shall be void.

     15.2 Reorganizations. For the purposes of this Section 15, a transfer by a Partner of its entire Partnership Interest to an Affiliate of a Partner shall not be deemed a Transfer; provided, however, that: (a) the transferring Partner (together with its Affiliate transferee) shall remain liable for its obligations as a Partner under this Agreement, and (b) all of the requirements of subsections 15.4(b) through 15.4(g) shall be satisfied in connection with such transfer.

     15.3 Right of First Refusal.

          (a) Except as otherwise provided in Section 15.1 and 15.2 hereof, no partner shall Transfer all or any part of its Partnership Interest, except pursuant to a bona fide written offer for cash from a party that is ready, willing and able to acquire the Partnership Interest after the expiration of the periods for giving notices specified in clauses (c) and (d) of this
     Section 15.3, and then only if an offer to Transfer the Partnership Interest to the other Partner upon identical terms has first been made and has not been accepted, as hereinafter provided.

          (b) At least 6 months prior to its intended date of Transfer, and after its receipt of a bona fide written offer of the type described in clause (a) of this Section 15.3, the Partner desiring to Transfer its Partnership Interest shall give written notice of its intention to do so to the other Partner, which notice shall contain the name of the proposed purchaser, the approximate date of the proposed Transfer, and the terms and conditions of the bona fide written offer.

          (c) The other Partner shall signify its intention to acquire the entire Partnership Interest, or not acquire all thereof, by giving written notice of its intention to the transferring Partner. Failure of a Partner to serve such notice within 90 days after the date of the giving of notice pursuant to clause (b) of this Section 15.3 shall be deemed conclusively to be notice of its intention not to acquire the Partnership Interest.

          (d) Any Transfer of the Partnership Interest to the other Partner shall be fully consummated within 12 months following the date upon which the last of the notices required to be given under this Section 15.3 has been duly served, unless the Partner is then diligently pursuing applications to appropriate regulatory authorities for required authorizations to consummate the Transfer, in which case the time for such consummation shall be extended until 30 days after the proceedings for such authorizations are completed and such authorizations have been obtained and have become final (i.e., the time for appeal therefrom has expired or appeals therefrom have been completed).

          (e) If the other Partner does not indicate, within the time periods specified in this Section 15.3, an intention to acquire the entire Partnership Interest, the Partner desiring to Transfer shall, subject to the provisions of this Section 15, be free to Transfer all but not less than all of the Partnership Interest to the party that made the bona fide written offer upon the terms and conditions set forth in such offer.

     15.4  Further  Requirements.  No  Transfer  of a part  of  the  Partnership
Interest of a Partner shall be permitted, effective or binding on the Partnership or the non-transferring Partner. No Transfer of all of the Partnership Interest of a Partner shall be permitted, effective or binding on the Partnership or the non-transferring Partner unless (a) the admission of the transferee as a new Partner shall have been consented to in writing by the non-transferring Partner, which consent shall not be unreasonably withheld, (b) the transferee shall execute and acknowledge an instrument, in form and substance reasonably satisfactory to the non-transferring Partner, whereby it agrees to assume and be bound by all the covenants, terms and conditions of this Agreement as the same may have been amended, including, but not limited to, the financial and other obligations of its transferor hereunder, (c) a duplicate original of each such instrument of Transfer and assumption, duly executed and acknowledged in each case, is delivered to the non-transferring Partner, (d) the transferor shall provide an opinion of counsel, satisfactory to the other Partner, that the proposed Transfer would not cause the termination of the Partnership for federal income tax purpose, unless the remaining Partner consents to such a termination, (e) the transferee shall pay all reasonable expenses in connection with its admission as a Partner, (f) all required consents of mortgagees or other Persons to such transfer shall have been obtained in writing and delivered to the non-transferring Partner, and (g) all required consents thereto or approvals thereof, if any, of all governmental authorities having jurisdiction shall have been obtained and have become final and written notice thereof delivered to the non-transferring Partner.

     15.5 Distributions and Allocations in Respect to Transferred Interests. If any Partnership Interest in the Partnership is sold, assigned or transferred during any accounting period in compliance with the provisions of this Section 15, Profits, Losses and all other items attributable to the transferred Partnership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law. Solely for the purposes of making such allocations and distributions, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice that such transfer has been made, provided that if the Partnership does not receive notice stating the date such interest in the Partnership was transferred and such other information as the Owners' Committee may reasonably require within 30 days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the interest. Neither the Partnership nor the Administrative Agent shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 15, whether or not the Owners' Committee or the Partnership has knowledge of any transfer of ownership of any interest.

     SECTION 16. Term of Partnership; Dissolution.

     16.1 Term. The term of the Partnership shall commence on the date of effectiveness of this Agreement as provided in Section 3 hereof. Subject to the provisions hereof regarding dissolution, the term of the Partnership shall continue until the earliest of: (a) sale or other disposition of the SVC Project by the Partnership, (b) 55 years after the date hereof, or (c) five years after termination of the SVC Support Agreement, and payment in full of all amounts due from New England Hydro to the Partnership unless the Partners otherwise agree. Neither Partner shall have the right voluntarily to dissolve or terminate the Partnership at any time, including without limitation any rights under the laws of the State of Maine to apply for judicial dissolution, and the only right of a Partner unilaterally to withdraw from the Partnership shall be through a sale of its entire interest in the Partnership in accordance with the provisions contained in Section 15.

     16.2  Dissolution.  The  Partnership  may be  dissolved as provided in this
Section 16 upon the occurrence of an Event of Default. Each of the following shall constitute an Event of Default:

          (a)  The  withdrawal  of  either  Partner  in   contravention  of  the
     provisions of this Agreement;

          (b) The entry of a decree or order by a court having jurisdiction in the premises adjudging a Partner or its Parent a bankrupt or insolvent, or approving as properly filed an involuntary petition seeking reorganization, arrangement, adjustment or composition of or in respect of a Partner or its Parent under any bankruptcy, insolvency, or other similar law, state or federal, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partner or its Parent or of any substantial part of the property of a Partner or its Parent under any such law, or ordering the winding up or liquidation of the affairs of a Partner or its Parent, and the continuance of any such decree or order is unstayed and in effect for a period of 90 consecutive days; or

          (c) the institution by a Partner or its Parent of bankruptcy proceedings or other proceedings to be adjudicated as bankrupt or insolvent, or the consent by a Partner or its Parent to the institution of bankruptcy or insolvency proceedings against a Partner or its Parent, or the filing of a petition or answer or consent by a Partner or its Parent seeking reorganization or relief under any bankruptcy, insolvency, or other similar law, state or federal, or the consent by a Partner or its Parent to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Partner or its Parent or of any substantial part of the property of a Partner or its Parent under any such law, or the making by a Partner or its Parent of an assignment for the benefit of creditors, or the admission by a Partner or its Parent in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by a Partner or its Parent in furtherance of any such action; or

          (d) any part of the Partnership Interest of a Partner is seized by a creditor of such Partner, and the same is not released from seizure or bonded out within 60 days from the date of notice of seizure; or

          (e) a Partner violates Section 15 hereof.

Upon the occurrence of an Event of Default with respect to a Partner, such Partner shall be deemed to be in default hereunder and shall be referred to as the "Defaulting Partner", and the other Partner shall be referred to as the "Non-Defaulting Partner".

     Upon the occurrence of any of the events specified in subsections (a) through (e) of this Section 16.2, the Defaulting Partner shall provide the Non-Defaulting Partner with prompt written notice of the occurrence of such default; provided, however, that notwithstanding any failure of the Defaulting Partner to provide such written notice, upon the occurrence and continuance of any of the events specified in subsections (b), (c), or (d) of this Section 16.2, the Non-Defaulting Partner shall immediately, and without the necessity of taking any further action, have the right to exercise the remedies set forth in
Section 16.3 hereof. Upon the occurrence and continuance of any of the events specified in subsection (a) or (e) of this Section 16.2, the Non-Defaulting
Partner shall have the right to give the Defaulting Partner a "Notice of Default", which shall be in writing, shall set forth the obligations which the Defaulting Partner has not performed, or is in breach of, and shall set forth the date by which such default must be cured, which date shall be at least 10 days after receipt of the Notice of Default if payment of money is required, or at least 30 days after receipt of the Notice of Default for defaults other than payments of money, or such shorter period as may be necessary in the good faith judgment of such Non-Defaulting Partner to prevent a default under any agreement for borrowed money to which the Partnership is a party or to avoid jeopardizing their respective investments in the Partnership. If, within the period specified in the Notice of Default, the Defaulting Partner cures such default, the Notice of Default shall be inoperative and the Defaulting Partner shall lose no rights hereunder. If, within such specified period, the Defaulting Partner does not cure such default, any Non-Defaulting Partner, at the expiration of such period, shall have the rights hereinafter specified.

     16.3 Remedies Upon Default. If a Partner becomes a Defaulting Partner pursuant to the provisions of Section 16.2 hereof and the default is not cured within the specified, if any, period, then, in such event, the Non-Defaulting Partner shall have the right, at its option, to proceed to either:

          (a) dissolve the Partnership; or

          (b) cure the default and the cost of such curing shall be recoverable from the Defaulting Partner; provided that neither action under clause (a) or clause (b) shall relieve the Defaulting Partner from liability for damages sustained by the Partnership or by the Non-Defaulting Partner

     SECTION 17. Winding Up of Partnership. Except as otherwise provided in this Agreement, upon termination of the Partnership as provided in Section 16.1 or dissolution of the Partnership as provided in Section 16.2-3, the assets of the Partnership, after payment of liabilities, shall be distributed in accordance with the respective capital accounts of the Partners, as adjusted for unrealized gain or loss, in the following manner:

          (a) All Partnership liabilities shall be paid and discharged, or adequate funds set aside for the payment and discharge thereof, all out of the Partnership's cash; if the amount thereof is not sufficient to provide for such discharge of obligations, tangible personal property and real property and other property (in that order to the extent feasible) shall be sold in order to realize additional cash (with either Partner, other than a Defaulting Partner, having the right of first refusal, for a period of not more than 30 days from the receipt of a third party offer to purchase, to purchase such assets at the same price and an the same terms and conditions as such third party offer). If the Partnership retains reserves reasonably required to provide for liabilities (contingent or otherwise) of the Partnership or retains installment obligations owed to the Partnership, liquidating distributions shall be made in the ratio of the Partners' positive Capital Accounts, and such retained amounts shall be distributed as soon as practicable and in the ratios of the Partners' positive Capital Account balances. In the event that the liabilities of the Partnership cannot be fully satisfied and discharged after the sale or sales of all assets, the Partners shall assume and pay the excess in accordance with their respective applicable allocation percentage for loss; provided, however, that if the capital account of one or both of the Partners, as adjusted for such sale or sales of all assets, shall be negative, such Partner shall first contribute to the Partnership an amount equal to the negative balance of its Capital Account. Any such payment will be credited to such Partner's capital account. Notwithstanding anything herein to the contrary, the provisions of this Subsection (a) are meant to define the respective rights and duties of the Partners and shall not give any third parties any rights against the Partners.

          (b) The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the net proceeds, after payment or satisfaction of liabilities to Partnership creditors, shall have been distributed to the Partners.

     SECTION 18. Nature of Relationship. Nothing herein shall be construed to constitute either Partner the agent or general partner of the other, except as provided herein.

     SECTION 19. Insurance and Indemnification.

     19.1 The Partnership shall procure and maintain, at Partnership expense, programs of insurance coverage, including but not limited to comprehensive public liability, property damage, product liability, fidelity, theft, burglary, workmen's compensation, and business interruption insurance, with such companies and such terms, limits and deductibles as the Owners' Committee, or its delegate under Section 8.3, from time to time shall determine. Both the Partnership and the Partners shall be named insureds thereunder.

     19.2 All claims, demands, actions, and rights of action of third parties with respect to the business of the Partnership, and costs and fees incident to the investigation, defense and settlement of the same, are hereinafter collectively referred to as "loss." All loss sustained by the Partnership with respect to which the Partnership is uninsured shall be borne by the Partnership. In the event a loss on account of Partnership activities is sustained by either Partner, it shall be entitled to reimbursement thereof and/or to being held harmless by the Partnership; provided that such loss is not due to the gross negligence, willful act or willful omission of such Partner or its employees, or an act which is outside of the authority of such Partner pursuant to this Agreement or which contravenes any of the provisions of this Agreement.

     19.3 Each Partner shall notify the other promptly of the existence or probable existence of any claim or demand or right of action against it and shall give the other or the Partnership, as appropriate, a reasonable opportunity to participate in the defense thereof, provided the failure to give such notice shall not affect the right to such recovery except to the extent of actual prejudice resulting therefrom.

     SECTION 20. Arbitration.

     20.1 General. All disputes, claims and other matters in question between or among the Partners, shall be decided by arbitration as described in this section. Unless the parties agree otherwise, the arbitration proceeding shall be conducted before a three person arbitration panel. The arbitrators, all of whom shall be neutral arbitrators, shall be appointed by the American Arbitration Association ("AAA") upon application by any one of the Partners. All arbitrators appointed shall be individuals experienced in the electric utility industry, with particular reference to the matter in question to the extent possible. No arbitrator shall be challenged except for cause. No more than one member of the arbitration panel may be an attorney. The AAA may consult with the Edison Electric Institute when selecting arbitrators.

     20.2 Procedure. Notice of Demand for Arbitration shall be sent to the other Partners by certified mail and a copy sent to the AAA. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as amended from time to time, consistent with this Section 20.

     During the course of the arbitration, the parties shall he permitted to demand and receive from one another the documents one would be permitted to obtain in a civil action in Superior Court. The parties shall also furnish detailed reports of any outside expert witnesses whom they intend to call a reasonable time in advance of the arbitration hearings. The arbitrators shall enforce the provisions of this section as part of the agreement to arbitrate and shall further have the authority to permit and require depositions of expert witnesses. No dispute may be submitted to arbitration more than two years after it arises, except by mutual agreement of the parties. The arbitration shall be held in Augusta, Maine, unless otherwise agreed.

     20.3 Costs. The Partners shall share equally the costs and fees of such arbitration and further agree that said costs shall include compensation to the arbitrators for their time spent in arriving at their determination.

     20.4 Enforcement. The award rendered by the arbitrators shall be final and binding and judgment may be entered upon the award in accordance with applicable law in any court of competent jurisdiction. This agreement to arbitrate shall survive termination of this Partnership Agreement.

     SECTION 21. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

     SECTION 22. Communications.

     Except as otherwise provided herein or as the parties may otherwise agree, any notice, request or other communication from one party to another, relating to this Agreement or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person, when received by telex, telecopy or other wire transmission or upon the lapse of 48 hours after mailing by registered or certified mail, postage prepaid, to the address of the other party set forth below:

                   If to NORVARCO:

                   NORVARCO
                   c/o Central Maine Power Company
                   Edison Drive
                   Augusta, Maine  04336
                   Attn:  Donald Kelly
                          Senior Vice President

                   If to Bangor:

                   Bangor Var Co., Inc.
                   c/o Bangor Hydro-Electric Company
                   33 State Street
                   P.O. Box 932
                   Bangor, Maine  04401
                   Attn:  Carroll R. Lee

     Any Partner may at any time by written notice to the other Partner change the address to which notices or communications shall be sent.

     SECTION 23. Benefits; Assignment.

     The rights and obligations provided by this Agreement are for the mutual benefit of the Partnership and the Partners, and shall not be deemed to be for the benefit of, and may not be enforced by, any other Person. This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no Transfer of this Agreement or any right or obligation hereunder by any parties shall be effective except as provided in Section 15.

     SECTION 24. All Prior Agreements Superseded.

     Upon the Effective Date, this Agreement represents the entire agreement between the Partners relating to the subject matter hereof, and all previous agreements, discussions, communications and correspondence between or among the Partners with respect to the subject matter hereof are hereby superseded and are of no further force and effect.

     SECTION 25. Section Headings Not to Affect Meaning.

     The descriptive headings of the various sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 26. Severability of Provisions.

     If any word, phrase, clause, article, or other provision of this Agreement is or is deemed or adjudicated or otherwise found to be against public policy, void or otherwise unenforceable, then said word, phrase, clause, article or other provision shall be deleted or modified, in keeping with the express intent of the parties hereto, as necessary to render all the remainder of the Agreement valid and enforceable.

     SECTION 27. Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     SECTION 28. Amendments.

     Any amendments to this Agreement shall be in writing and signed by all Persons who are Partners of the Partnership at the time of the amendment

     SECTION 29. Proprietary Information.

     All information relating to the methods of operation, trade secrets, technology or other matters proprietary to any Partner ("Proprietary Information"), whether in the form of drawings, specifications, patent applications, other documents or disclosed orally, which becomes known to the other Partner in connection with the Partnership, shall be held in confidence by such other Partner, and such Partner shall treat such information with the same degree of care it accords its own secret, proprietary information. Information shall not be deemed to be Proprietary Information where: (i) it is or becomes public information or otherwise generally available to the public through no act of the recipient; (ii) it is, prior to disclosure hereunder, already rightfully in the possession of the recipient or its Affiliates and was not received by the recipient directly or indirectly from the disclosing Partner or its Affiliates;
(iii) it is hereafter rightfully received by the recipient from a third person who did not receive the same directly or indirectly from the disclosing Partner or its Affiliates; or (iv) it is at any time independently developed by employees or consultants of the Partner or its Affiliates who have not had access to the Proprietary Information in the possession of the Partner or its Affiliates. The recipient has the burden of proving that such employees or consultants have not had access to the Proprietary Information. Specific information shall not be deemed to be within the exceptions of subparts (i)-(iv) merely because it is embraced by more general information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions. The provisions of this section shall not apply to any Partner to the extent it receives Proprietary Information from another Partner that is governed by a separate Confidentiality Agreement between two or more Partners.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their respective officers thereunto duly authorized as of the date first above written.

                                    NORVARCO

                                    By:  Donald F. Kelly (signed)
                                         ____________________________
                                         Name:
                                         Title:  President


                                    BANGOR VAR CO., INC.

                                    By:  Carroll R. Lee (signed)
                                         ____________________________
                                         Name:
                                         Title:  President

                       EXHIBIT A TO PARTNERSHIP AGREEMENT

             CONSTRUCTION BUDGET - CHESTER FACILITIES OF PARTNERSHIP
                               CHESTER SVC PROJECT
                                    $ X 1000

W.O. #                  Description                       Current Cost Estimate

145                     SVC Installation                           27,420*

146                     Microwave (Chester)                           151

138/149                 Power Line Carrier                             32

147                     T-Line Tap                                    674

153                     Aux. Pwr. Line                                 20


                                 S. Total Project                  28,297

                                 Contingency                        2,175

                                 Total Before Bonus                30,472

                                 Bonus Contingency                  3,250

                                 Total Before Interest             33,722**


     *    Excludes performance bonuses that may be earned after completion.

     ** Interest accrues at FRB monthly average one month commercial paper rate on all costs advanced by NE Hydro (support Agreement ss.7)

                       EXHIBIT B TO PARTNERSHIP AGREEMENT

                    Unanimous Resolution of Owners' Committee

                             Chester SVC Partnership

Pursuant to Sections 8 and 9 of that certain Partnership Agreement between NORVARCO and [BH Sub], dated as of July 1, 1990, ("Partnership Agreement") the undersigned duly authorized members of the Owners' Committee of Chester SVC Partnership hereby adopt the following resolutions:

     RESOLVED: Subject to the terms of the Partnership Agreement and the terms of the Basic Operating Agreement, NORVARCO is hereby designated to administer the day-to-day business and operations of the Partnership. Subject to the foregoing, NORVARCO shall:

     (1) Operate the business of the Partnership in the ordinary course, in the best interests of the Partners and in the exercise of reasonable business judgment, and in compliance with all applicable Federal, state, local and foreign laws, regulations, ordinances, rules and orders;
     (2) Supervise the SVC Project;
     (3) Employ, train supervise and, when deemed appropriate by NORVARCO, discharge any or all employees of the Partnership and maintain all personnel records relating thereto;
     (4) Execute any and all documents, agreements or instruments of any kind which NORVARCO may deem appropriate in conducting the day-to-day business of the Partnership;
     (5) Prosecute, defend, settle and compromise in such a manner as NORVARCO may deem expedient any actions at law or in equity brought by or against the Partnership (other than any action or proceeding brought by a Partner to enforce NORVARCO'S obligations);
     (6) Employ and pay for such professional or other assistance as NORVARCO may deem desirable in the discharge of its duties;
     (7) Prepare and file tax returns and deal with the auditors of the Partnership in all respects;
     (8) Establish Partnership bank accounts and authorize appropriate persons to draw thereon; and
     (9) Render invoices to New England Hydro-Transmission Corporation for payments due the Partnership and make payments to Maine Electric Power Company, Inc. under the Basic Operating Agreement.

     Provided, however, that the authority of NORVARCO shall not extend to matters within the responsibility of Maine Electric Power Company. Inc. under the Basic Operating Agreement dated as of July 1, 1990, nor to matters reserved to the unanimous action of this Committee under Section 10 of the Partnership Agreement; and further

     RESOLVED: That this resolution shall remain in full force and effect for a period of five years from the date hereof, unless earlier revoked or modified by a majority vote of this Committee.

This resolution shall be filed with the minutes of the meetings of the Owners' Committee.

Date:  ______________, 19__             ________________________________________

                                        ________________________________________

                       EXHIBIT C TO PARTNERSHIP AGREEMENT

                       Description of Off-Site Facilities

1.0       Certain microwave communication improvements located at the following:
          1. 1    Augusta
          1. 2    Bagley Mountain
          1. 3    Blackcap Mountain
          1. 4    Blinn Hill
          1. 5    Coggan's Hill
          1. 6    Mt. Agamenticus
          1. 7    Orrington
          1. 8    Park Street (Bangor)
          1. 9    Wytopitlock (Drew Plantation)
          1.10    Skiff Lake, New Brunswick, Canada

2.0       Certain  protective  relaying   improvements,   located  at  Orrington
          Substation, necessitated by the addition of the Chester SVC Facility.

                       EXHIBIT D TO PARTNERSHIP AGREEMENT

        Costs of SVC Facility, Transmission Work and Off-Site Facilities

                             Cost of SVC Facility:*

                                          Amount Paid           Accruals
            Description                  as of 8/31/90        as of 8/31/90


ABB Construction Contract                  $25,187,544           $1,081,051**

Microwave Towers and Equip.                    204,891                2,810

12.5kv Aux. Power Line                          19,744

Organizational Costs                           178,897               13,508

Power Line Carrier                              77,341                4,895

Interest Accrued                                                  1,469,709

Interest Earned                               (106,363)


     Total                                 $25,562,054           $2,571,973
                                            ==========            =========

_________________________________

     * Chester assumes and agrees to pay the actual costs paid and accrued, plus all pending invoices (i.e., work completed but not yet billed, or work not yet completed), together with all interest thereon at the average rate for commercial paper as published each month in the Federal Reserve Bulletin, as of the effective date of the transfer of the assets from MEPCO to Chester. These amounts shall be determined by and from the financial records of MEPCO as soon as reasonably possible after the close of the period ending October 31, 1990. In addition, Chester assumes and agrees to pay, when and to the extent the same become due and payable, any completion or performance bonuses provided under the Construction Contract.

     ** This amount includes $750,000 of disputed noise compliance holdback.

                           Cost of Transmission Work:*

                                          Amount Paid             Accruals
            Description                  as of 8/31/90          as of 8/31/90


345kv Transmission Line                       $767,251                    $57

Interest Accrued                                                       43,894

Interest Earned                                 (3,177)
                                           ------------           -----------

     Total                                    $764,074                $43,951
                                               =======                 ======


_________________________________

     * Chester assumes and agrees to pay the actual costs paid and accrued, plus all pending invoices (i.e., work completed but not yet billed, or work not yet completed), together with all interest thereon at the average rate for commercial paper as published each mouth in the Federal Reserve Bulletin, as of the effective date of the transfer of the assets from MEPCO to Chester. These amounts shall be determined by and from the financial records of MEPCO as soon as reasonably possible after the close of the period ending October 31, 1990.

                          Cost of Off-Site Facilities:*

                                          Amount Paid            Accruals
            Description                  as of 8/31/90          as of 8/31/90


Microwave Towers & Equip.                     $830,102                   $703

Microwave Buildings                            117,532

Relaying Equip. at Orrington                   170,686                  5,497

Interest Accrued                                                       65,699

Interest Earned                                 (4,755)
                                           ------------           -----------

     Total                                  $1,113,565                $71,899
                                             =========                 ======


_________________________________

     * Chester assumes and agrees to pay the actual costs paid and accrued, plus all pending invoices (i.e., work completed but not yet billed, or work not yet completed), together with all interest thereon at the average rate for commercial paper as published each month in the Federal Reserve Bulletin, as of the effective date of the transfer of the assets from MEPCO to Chester. These amounts shall be determined by and from the financial records of MEPCO as soon as reasonably possible after the close of the period ending October 31, 1990.

     Chester also assumes the obligation of MEPCO to reimburse NEH for cash provided by NEH to, and held, as of the time of said transfer of assets, by MEPCO as an advance against expenses, together with interest thereon at the average rate for commercial paper as published each mouth in the Federal Reserve Bulletin; provided, however, that MEPCO shall retain, and shall be liable to NEH, pursuant to the Basic Operating Agreement, with respect to, so much of said cash as MEPCO shall use to pay expenses associated with the construction of certain Off-Site facilities located at Skiff Lake. The balance of such cash, together with all interest income from the investment of said amount, as the same shall be determined by and from the financial records of MEPCO as soon as reasonably possible after the close of the period ending October 31, 1990, shall be transferred to Chester by MEPCO as soon as reasonably possible after said amount is so determined.